Exhibit 99.1
AEROPOSTALE REPORTS DECEMBER SALES RESULTS
- Net Sales Increase 12.6% to a Record $266.7 million and Comparable Store Sales Increase
1.7%
- Company Raises Fourth Quarter Guidance
New York, New York – January 4, 2007 - Aeropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of casual and active apparel for young women and men, today announced that total net sales for the five-week period ended December 30, 2006 increased 12.6% to $266.7 million, from $236.8 million for the five-week period ended December 31, 2005. The company’s comparable store sales increased 1.7% for the month, on top of a comparable store sales increase of 11.4% last year.
Fiscal year to date, total net sales have increased 16.0% to $1.323 billion, from $1.140 billion in the year-ago period. Fiscal year to date, comparable store sales increased 1.7%, on top of a comparable store sales increase of 3.0% last year.
Julian R. Geiger, Chairman and Chief Executive Officer said, “We are very pleased with our overall performance for December, which reflects the strong execution of our merchandising initiatives, the control of our promotional cadence and our investment in brand building. Our gross margins for the month were in line with our plan, and we ended the month with appropriate levels of inventory. We believe we are well positioned to transition into the spring selling season.”
The company also updated its earnings guidance for the fourth quarter. The company now believes it will report fourth quarter earnings in the range of $0.98 - $1.00 per diluted share, which includes approximately $6.5 million (net of professional fees) or $0.07 per diluted share, representing a concession by South Bay Apparel, Inc. to the company concerning prior purchases of merchandise. Excluding this vendor concession, the company expects fourth quarter earnings in the range of $0.91 - $0.93 per diluted share, compared to its previously issued guidance of $0.89 - $0.91 per diluted share. This guidance compares to earnings of $0.76 per diluted share in the fourth quarter of last year, an increase of approximately 20% – 22%, excluding the vendor concession discussed above. The company believes that the disclosure of diluted earnings per share excluding such other income, which is a non-GAAP financial measure, provides investors useful information to help them better understand the company’s expected results without the impact of the other income described above.
To hear the Aeropostale prerecorded December sales message, please dial (877) 519-4471, followed by the conference identification number #8288610.
About Aeropostale, Inc.
Aeropostale, Inc. is a mall-based, specialty retailer of casual apparel and accessories, principally targeting 14 to 17 year-old young women and men. The company provides customers with a focused selection of high-quality, active-oriented, fashion and fashion basic merchandise at compelling values. Aeropostale maintains control over its proprietary brands by designing, sourcing, marketing and selling all of its own merchandise. Aeropostale products are currently purchased only in its stores, on-line through its e-commerce website (www.aeropostale.com) or at organized sales events at college campuses.

The company currently operates 728 Aeropostale stores in 47 states and 14 Jimmy’Z stores in 11 states.
SPECIAL NOTE: THIS PRESS RELEASE AND ORAL STATEMENTS MADE FROM TIME TO TIME BY REPRESENTATIVES OF THE COMPANY CONTAIN CERTAIN “FORWARD-LOOKING STATEMENTS” CONCERNING EXPECTATIONS FOR SALES, STORE OPENINGS, GROSS MARGINS, EXPENSES, STRATEGIC DIRECTION AND EARNINGS. ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER INCLUDE, CHANGES IN THE COMPETITIVE MARKETPLACE, INCLUDING THE INTRODUCTION OF NEW PRODUCTS OR PRICING CHANGES BY OUR COMPETITORS, CHANGES IN THE ECONOMY AND OTHER EVENTS LEADING TO A REDUCTION IN DISCRETIONARY CONSUMER SPENDING; SEASONALITY; RISKS ASSOCIATED WITH CHANGES IN SOCIAL, POLITICAL, ECONOMIC AND OTHER CONDITIONS AND THE POSSIBLE ADVERSE IMPACT OF CHANGES IN IMPORT RESTRICTIONS; RISKS ASSOCIATED WITH UNCERTAINTY RELATING TO THE COMPANY’S ABILITY TO IMPLEMENT ITS GROWTH STRATEGIES, AS WELL AS THE OTHER RISK FACTORS SET FORTH IN THE COMPANY’S FORM 10-K AND QUARTERLY REPORTS ON FORM 10-Q, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES.